Exhibit 99.1

Wiless Controls Inc. and Metropolitan Industries Inc. form Strategic Alliance to Expedite Production and Distribution of M2M Total Solution

Montreal, QC, January 29, 2013, Wiless Controls Inc. (OTCBB:IMEK) (the “Company”), (www.wilesscontrols.com) a leading innovator in embedded wireless asset monitoring solutions, announces that the Company has entered into a strategic alliance with Metropolitan Industries Inc. of Romeoville, Illinois (“Metropolitan”)(www.metropolitanind.com).

After having worked closely together for more than one year, Metropolitan and Wiless Controls have partnered to create the infrastructure necessary to expedite the production and deployment of the Wireless Machine-to-Machine (M2M) system originally developed by Wiless Controls. The Wiless “plug and play” platform has been heralded as a breakthrough for the monitoring and control of a wide range of commercial, consumer and industrial applications, an industry commonly referred to as the “Internet of Things.”

Leveraging the strengths of each company, the all-encompassing agreement meshes together all the elements of a complete infrastructure for rapid, targeted market penetration; additional Research and Development of new products and applications; production of the key components, such as the Cellular Gateway and wireless sensors; and management of the network, web application and user interface.

“Over the last year, our relationship with Metropolitan has grown stronger and more expansive,” stated Michel St-Pierre, CEO of Wiless Controls Inc.  Metropolitan has been integral in the development of our M2M package, including our beta launch last year.  As we are now ready for a commercial launch of the product, partnering with a company with the portfolio of clients, staff, and financial strength of Metropolitan provides us invaluable resources to penetrate multiple verticals simultaneously.  We could not be more pleased to have formalized our relationship and look forward to the successful commercialization of our M2M technology.”

John Kochan Jr, CEO of Metropolitan Industries, added, “It is evident to us and everyone in the industry that the day of wirelessly monitoring and controlling assets in real time, which is what the M2M industry is all about, is upon us.  We see a wide array of benefits in our various markets at Metropolitan, albeit industrial, commercial or consumer-oriented products and services.  In business for more than 50 years, with clients from consumers to government, Metropolitan’s size and production expertise will greatly supplement Wiless Controls’ innovative product development.  We have exhibited the system at trade shows and have an operational demonstration running at our facilities, which has resulted in on-the-spot sales and a tremendous amount of interest already.  We are excited about where this new alliance with Wiless Controls can lead both the near and long term.”

About Metropolitan Industries Inc.

Metropolitan Industries (www.metropolitanind.com)is a family-owned company formed in 1957, which has evolved to be a leader and a one-stop shop for equipment and ancillary products that serve the municipal, commercial, HVAC, industrial and residential markets and industrial and residential water and wastewater related industries. The company occupies a 100,000 sq. ft facility and employs over 130 people in Romeoville, Il.

About Wiless Controls Inc. (OTCBB:IMEK)

Wiless Controls Inc. (www.wilesscontrols.com) was formed in 2010 by principals with years of experience in high technology development with the mission to develop a plug-and-pay system to ease the deployment of Machine-to-Machine applications. This was accomplished by putting together as a package all the elements necessary to greatly reduce the cost and time to implement monitoring and control of any asset or condition from “anywhere to anywhere” in the world.

IR Contact:
Wiless Controls Inc.
3450 St Denis
Suite 202
Montreal, Quebec H2X 3L3
(514) 800-2283